Exhibit 99.1
March 13, 2023
LDH Growth Corp I will Redeem its Class A Ordinary Shares and will not Consummate an Initial Business Combination

MIAMI--(BUSINESS WIRE)—LDH Growth Corp I (NASDAQ: LDHA) (the “Company”) announced today that, because the Company will not consummate an initial business combination within the time period required by its Amended and Restated Memorandum and Articles of Association (the “Amended Articles”), the Company intends to liquidate and dissolve in accordance with the provisions of the Amended Articles, effective as of the close of business on March 23, 2023, and will redeem all of the outstanding Class A ordinary shares that were included in the units issued in its initial public offering (the “Public Shares”).

The per-share redemption price for the Public Shares will be approximately $10.20 (the “Redemption Amount”). The balance of the Trust Account as of March 10, 2023 was $234,916,366.43. In accordance with the terms of the related trust agreement, the Company expects to retain $100,000 of the interest and dividend income from the Trust Account to pay dissolution expenses.

As of the close of business on March 23, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount. The Company anticipates that the Public Shares will cease trading on The Nasdaq Stock Market LLC (“Nasdaq”) as of the close of business on March 23, 2023.

In order to provide for the disbursement of funds from the trust account, the Company will instruct the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after March 23, 2023.

The Company’s sponsor, officers and directors have agreed to waive their redemption rights with respect to their outstanding Class B ordinary shares issued prior to the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that Nasdaq will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings.